Exhibit 99.1.1

DAVIDSON & COMPANY LLP
Chartered Accountants
A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Amendment No. 3 to Form 20-F of the audited consolidated financial statements of Gold Standard Ventures Corp. which comprise the consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of loss and comprehensive loss, cash flows and shareholders’ equity for the year ended December 31, 2010 and the period from March 30, 2009 to December 31, 2009, and a summary of significant accounting policies and other explanatory information.

Vancouver, Canada November 10, 2011	/s/ Davidson & Company LLP Chartered Accountants

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